Exhibit 10.13

AMENDMENT FOUR
TO
PERRIGO COMPANY
NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, Perrigo Company (the “Company”) maintains the Perrigo Nonqualified Deferred Compensation Plan, as amended and restated effective January 1, 2007 (the “Plan”), and as subsequently amended; and

WHEREAS, it is now deemed desirable to amend the Plan to clarify that eligible Employees must be paid through a United States payroll, but there is no similar requirement for Directors because Directors are not paid through an employer’s payroll system;

NOW, THEREFORE, by virtue and in exercise of the amending authority reserved by the Company pursuant to Section 10.2 of the Plan and delegated to the Retirement Plan Committee, the Plan is hereby amended effective January 31, 2014, as follows:
1.    Section 1.31 of the Plan (“Participant”) is hereby amended to read as follows:

1.31
“Participant” shall mean any Director of an Employer or any Employee who is paid through a United States payroll (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

*    *    *
IN WITNESS WHEREOF, the Company has caused this Amendment Four to be executed by its duly authorized officer this 31st day of January, 2014.

PERRIGO COMPANY

By:	/s/ Michael Kelly
Its: Chairman, Retirement Committee